Exhibit 4.23

LG&E AND KU ENERGY LLC

TO

THE BANK OF NEW YORK MELLON,

Trustee

Supplemental Indenture No.

Dated as of

Supplemental to the Indenture

dated as of November 1, 2010

Establishing

Senior Notes,     % Series due

SUPPLEMENTAL INDENTURE NO.

SUPPLEMENTAL INDENTURE No.     , dated as of the      day of             ,         , made and entered into by and between LG&E AND KU ENERGY LLC, a limited liability company duly organized and existing under the laws of the Commonwealth of Kentucky, having its principal corporate offices at 200 West Main Street, Louisville, Kentucky 40202 (hereinafter sometimes called the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, having its corporate trust office at 101 Barclay Street, 4th Floor, New York, New York 10286 (hereinafter sometimes called the “Trustee”), as Trustee under the Indenture, dated as of November 1, 2010, between the Company and said Trustee (hereinafter called the “Original Indenture”), this Supplemental Indenture No.      being supplemental thereto. The Original Indenture and any and all indentures and instruments supplemental thereto are hereinafter sometimes collectively referred to herein as the “Indenture.”

Recitals of the Company

The Original Indenture was authorized, executed and delivered by the Company to provide for the issuance by the Company from time to time of its Securities (such term and all other capitalized terms used herein without definition having the meanings assigned to them in the Original Indenture), to be issued in one or more series as contemplated therein.

Pursuant to Article Three of the Original Indenture, the Company wishes to establish a              series of Securities, such series of Securities to be hereinafter sometimes called the “Securities of Series No.     .”

As contemplated in Section 301 of the Original Indenture, the Company further wishes to establish the designation and terms of the Securities of Series No.     . The Company has duly authorized the execution and delivery of this Supplemental Indenture No.      to establish the designation and terms of the Securities of Series No.      and has duly authorized the issuance of such Securities; and all acts necessary to make this Supplemental Indenture No.      a valid agreement of the Company, and to make the Securities of Series No.      valid obligations of the Company, have been performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE NO.      WITNESSETH, that, for and in consideration of the premises and of the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed as follows:

ARTICLE ONE

SECURITIES OF SERIES NO.

Section 101.    Creation of the Securities of Series No.

There is hereby created a series of Securities designated “Senior Notes,     % Series due             ,” and the Securities of such series shall:

(a) be issued initially in the aggregate principal amount of $          and shall be limited to such aggregate principal amount (except as contemplated in Section 301(b) of the Original Indenture); provided, however, that, as contemplated in the last paragraph of Section 301 of the Original Indenture, additional Securities of such series may be subsequently issued from time to time, without any consent of Holders of the Securities of such series, if and to the extent that, prior to each such subsequent issuance, the aggregate principal amount of the additional Securities then to be issued shall have been set forth in a Supplemental Indenture or an Officer’s Certificate, and, thereupon, the Securities of such series shall be limited to such aggregate principal amount as so increased (except as aforesaid and subject to further such increases);

(b) have such terms as are established in an Officer’s Certificate as contemplated in Section 301 of the Original Indenture; and

(c) be in substantially the form or forms established therefor in an Officer’s Certificate, as contemplated by Section 201 of the Original Indenture.

ARTICLE TWO

COVENANTS

Section 201.    [Satisfaction and Discharge.

The Company hereby agrees that, if the Company shall make any deposit of money and/or Eligible Obligations with respect to any Securities of Series No.     , or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(a) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of such Securities, shall retain the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Securities or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof (which opinion shall be obtained at the expense of the Company); or

(b) an Opinion of Counsel to the effect that the Holders of such Securities, or portions of the principal and amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.]

Section 202.    [Negative Pledge.

(a) The Company agrees that for so long as any Securities of Series No. shall remain Outstanding, without consent of the Holders of a majority in principal amount of the Outstanding Securities of such series, the Company shall not create, incur or assume any Lien (other than Permitted Liens) upon the common stock of Kentucky Utilities Company or Louisville Gas and Electric Company, whether now owned or hereafter acquired, in order to secure any Debt of the Company. The foregoing agreement shall not restrict the ability of Subsidiaries or Affiliates of the Company to create, incur or assume any Lien upon their properties or assets.

(b) The provisions of subsection (a) above shall not prohibit the creation, issuance, incurrence or assumption of any Lien if either:

(1) the Company shall make effective provision whereby all Securities of Series No.      then Outstanding shall be secured equally and ratably with all other Debt then outstanding under such Lien; or

(2) the Company shall deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the Lien which secures such Debt (hereinafter called “Secured Obligations”) (A) in an aggregate principal amount equal to the aggregate principal amount of the Securities of Series No.      then Outstanding, (B) maturing (or being subject to mandatory redemption) on such dates and in such principal amounts that, at Stated Maturity of the Outstanding Securities of Series No.     , there shall mature (or be redeemed) Secured Obligations equal in principal amount to such Securities then to mature and (C) containing, in addition to any mandatory redemption provisions applicable to all Secured Obligations outstanding under such Lien and any mandatory redemption provisions contained therein pursuant to clause (B) above, mandatory redemption provisions correlative to the provisions, if any, for the mandatory redemption (pursuant to a sinking fund or otherwise) of the Securities of Series No.      or for the redemption thereof at the option of the Holder, as well as a provision for mandatory redemption upon an acceleration of the maturity of all Outstanding Securities of Series No.      following an Event of Default (such mandatory redemption to be rescinded upon the rescission of such acceleration); it being expressly understood that such Secured Obligations (X) may, but need not, bear interest, (Y) may, but need not, contain provisions for the redemption thereof at the option of the issuer, any such redemption to be made at a redemption price or prices not less than the principal amount thereof and (Z) shall be held by the Trustee for the benefit of the Holders of all Securities of Series No.     , as applicable, from time to time Outstanding subject to such terms and conditions relating to surrender to the Company, transfer restrictions, voting, application of payments of principal and interest and other matters as shall be set forth in an indenture supplemental hereto specifically providing for the delivery to the Trustee of such Secured Obligations.

(c) If the Company shall elect either of the alternatives described in subsection (b) above, the Company shall deliver to the Trustee:

(1) an indenture supplemental to the Original Indenture (A) together with any appropriate inter-creditor arrangements, whereby such Securities of Series No.      then Outstanding shall be secured by the Lien referred to in subsection (b) above equally and ratably with all other indebtedness secured by such Lien or (B) providing for the delivery to the Trustee of Secured Obligations;

(2) an Officer’s Certificate (A) stating that, to the knowledge of the signer, (i) no Event of Default has occurred and is continuing and (ii) no event has occurred and is continuing which entitles the secured party under such Lien to accelerate the maturity of the indebtedness outstanding thereunder and (B) stating the aggregate principal amount of indebtedness issuable, and then proposed to be issued, under and secured by such Lien; and

(3) an Opinion of Counsel (A) if the Securities of Series No.      then Outstanding are to be secured by such Lien, to the effect that all such Securities then Outstanding are entitled to the benefit of such Lien equally and ratably with all other indebtedness outstanding under such Lien or (B) if Secured Obligations are to be delivered to the Trustee, to the effect that such Secured Obligations constitute valid obligations and are secured by such Lien equally and ratably with all other indebtedness then secured by such Lien.

(d) For the purposes of this Section 202, except as otherwise expressly provided or unless the context otherwise requires:

(1) “Debt”, with respect to any Person, means (A) indebtedness of such Person for borrowed money evidenced by a bond, debenture, note or other similar written instrument or agreement by which such Person is obligated to repay such borrowed money and (B) any guaranty by such Person of any such indebtedness of another Person. “Debt” does not include, among other things, (W) indebtedness of such Person under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services, (X) any trade obligations (including obligations under agreements relating to the purchase and sale of any commodity, including power purchase or sale agreements, and any commodity hedges or derivatives regardless or whether such transaction is a “financial” or physical transaction) or other obligations of such Person in the ordinary course of business, (Y) obligations of such Person under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of such Person under United States generally accepted accounting principles, or (Z) liabilities secured by any Lien on any property owned by such Person if and to the extent that such Person has not assumed or otherwise become liable for the payment thereof.

(2) “Lien” means any lien, mortgage, deed of trust, pledge or security interest, in each case, intended to secure the repayment of Debt, except for any Permitted Lien.

(3) “Permitted Liens” means

(A) any Liens existing at             ;

(B) any Liens securing Debt which matures less than one year from the date of issuance or incurrence thereof and is not extendible at the option of the issuer, and any refundings, refinancings and/or replacements of any such Debt by or with similar secured Debt;

(C) other Liens securing Debt the principal amount of which does not exceed 10% of the total assets of the Company and its consolidated Subsidiaries as shown on the Company’s most recent audited consolidated balance sheet; and

(D) any Liens granted in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt secured by liens described in the foregoing clauses (A) through (C), to the extent of such Debt so extended, renewed, replaced or refinanced.]

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 301.    Single Instrument.

This Supplemental Indenture No.      is a supplement to the Original Indenture. As supplemented by this Supplemental Indenture No.     , the Original Indenture, as heretofore amended and supplemented, is in all respects ratified, approved and confirmed, and the Original Indenture, as heretofore amended and supplemented, and this Supplemental Indenture No.      shall together constitute the Indenture.

Section 302.    Effect of Headings.

The Article and Section headings in this Supplemental Indenture No.      are for convenience only and shall not affect the construction hereof.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No.      to be duly executed as of the day and year first written above.

LG&E AND KU ENERGY LLC
By:
Name:
Title:
THE BANK OF NEW YORK MELLON, as Trustee
By:
Name:
Title: